UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2026

Q/C Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36268	22-2983783
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1185 Avenue of the Americas, Suite 249
New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 848-8698

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	QCLS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On January 16, 2026, Q/C Technologies, Inc. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with Chelsea Voss (the “Consultant”), pursuant to which, the Consultant agreed to provide certain consulting services to the Company, including evaluating companies and making related introductions, analyzing technologies and operations, reviewing and advising on potential acquisitions and any other consulting or advisory services which the Company reasonably requests that the Consultant provide to the Company. The Consulting Agreement has a term of twelve (12) months, unless earlier terminated pursuant to the terms of the Consulting Agreement or upon the mutual written consent of the Company and the Consultant in accordance with the terms of the Consulting Agreement.

Pursuant to the Consulting Agreement, the Company agreed to (i) pay the Consultant a monthly fee equal to $12,500 per month (or, $150,000 annually) payable in arrears on a monthly basis, (ii) grant to the Consultant 212,500 restricted stock units, subject to the terms and conditions of the Company’s standard restricted stock unit award agreement and the Q/C Technologies, Inc. 2021 Equity Incentive Plan, as amended (the “Plan”), which vest in four substantially equal installments on the quarterly anniversaries of the issuance date, provided that the Consultant continues to provide services to the Company through such applicable vesting dates and subject to the related restricted stock unit award agreement, and (iii) grant to the Consultant stock options to purchase up to an aggregate of 212,500 shares of common stock, par value $0.001 per share of the Company (“Common Stock”), at an exercise price equal to the greater of (a) $5.097 per share and (b) the fair market value per share of Common Stock on the date of grant (the “Consultant Options”), subject to the terms and conditions of the Company’s standard nonqualified stock option award agreement and the Plan. The Consultant Options vest and become exercisable in four (4) substantially equal installments on each quarterly anniversary of the issuance date, provided that the Consultant continues to provide services to the Company through such applicable vesting dates.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 16, 2026, the Company appointed Chelsea Voss to serve as a member of the board of directors of the Company (the “Board”).

Since September 2019, Ms. Voss has served as a member of the technical staff at OpenAI where she engineers large-scale machine learning systems and works on data acquisition efforts for training artificial intelligence (“AI”) models, with key contributions to the launches of GPT-4, ChatGPT, DALL·E 2, and Codex. Prior to joining OpenAI, Ms. Voss worked as a software engineer at Pilot.com from September 2017 to July 2019 where she developed full-stack features to improve the workflows of in-house accountants and at Chime Inc. from September 2016 to August 2017 where she implemented features across payment processing, fraud prevention, and compliance systems to support large-scale remittance flows from the US, UK and Canada to African markets. From November 2015 to July 2016, Ms. Voss worked as computational systems biology researcher at Harvard Medical School’s Department of Systems Biology (Fontana Lab) as part of her M.Eng. thesis under Massachusetts Institute of Technology Professor Armando Solar-Lezama. Since 2011, Ms. Voss has authored, co-authored or contributed to numerous publications related primarily to AI systems. She holds an M.Eng. in Computer Science (2016) and an S.B. in Computer Science with a minor in Mathematics (2015) from the Massachusetts Institute of Technology.

Ms. Voss was introduced to the Company by Martin Shkreli, an affiliate of Ocean Avenue Holdings LLC, a consultant of the Company.

Except as set forth herein, there are no arrangements or understandings between Ms. Voss and any other person pursuant to which she was appointed as director of the Company. There is no family relationship between Ms. Voss and any director or executive officer of the Company. Except as set forth herein, there are no transactions between Ms. Voss and the Company that would be required to be reported under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Item 8.01 Other Events.

On January 20, 2026, the Company issued a press release announcing the Consulting Agreement and Ms. Voss’s appointment to the Board. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Consulting Services Agreement, dated as of January 16, 2026, by and between the Company and Chelsea Voss.
99.1	Press release, dated January 20, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q/C TECHNOLOGIES, INC.

Date: January 23, 2026	By:	/s/ Joshua Silverman
	Name:	Joshua Silverman
	Title:	Executive Chairman